                                                                    EXHIBIT 10.4
                                   ADDENDUM TO

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ADDENDUM (the "Agreement") is made and entered into this 7th day of June, 2000, by and between Polymer Solutions, Inc., a Nevada corporation (the "Company"), and Edward Laughlin Flanagan, a resident of the State of California, as an individual ("Employee") to amend the EMPLOYMENT AGREEMENT entered into on the 6th day of February, 1998 with Addendum of 14th day of June, 1999.

WITNESSETH:

         WHEREAS. THE Company and the Employee entered into an Agreement on the 6th day of February, 1998, and,

         WHEREAS, the Company desires to continue to retain the services of Employee, and Employee desires to continue to be employed by the Company for the term of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

         Employment/Position. The Company employs Employee as President and
              Chief Executive Officer of Polymer Solutions, Inc. and Employee accepts such employment and agrees to perform services for the Company, subject always to such resolutions or instructions as are established from time to time by the Board of Directors of the Company or its Chairman (or official delegate thereof), for the period and upon the other terms and conditions set forth in this Agreement for the period and upon the other terms and conditions set forth in this Agreement. The Company and Chairman of the Board of Directors of the Company also agree to have the Employee maintained as a Director of the Company during the term of this agreement.

      1. Term. The term of Employee's employment hereunder shall be for a period of three (3) years, commencing on the original date of the Agreement. The term of Employee's employment hereunder is subject to earlier termination as hereafter specified, and will automatically renew on the first and each subsequent anniversary of the original agreement until terminated as provided herein.

      2. Duties.

              a)Job Description. During the term of this Agreement, Employee agrees to perform such employment duties as the Company's Board of Directors (the "Board") or Chairman (or official delegate thereof) shall reasonably assign to him from time to time.

              b)No Conflicting Duties. During the term hereof, Employee shall not serve as an officer, director, employee, consultant or advisor to any other business, which would constitute a conflict of interest. The Company consents to Employee providing services to other entities, provided such services do not interfere with Employee's duties and responsibilities to the Company. Employee shall notify the Company of any such non-conflicting duties and the Company shall have the right to consent that there is not a conflict of interest. The Company shall not unreasonably withhold consent. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this

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         Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

      3. Compensation.

              a)Salary. As compensation for all services to be rendered by Employee under this Agreement, the Company shall pay to Employee a base monthly salary of Twelve Thousand Five Hundred Dollars ($12,500.00) (the "Base Salary"), all such compensation shall be paid in accordance with the Company's normal payroll procedures and policies. The Company shall also provide an annual performance bonus of 40% of the Base Salary, based upon the attainment of mutually agreed upon benchmarks established annually. For fiscal year ending March 31, 2001, the following performance measurement shall be used as a basis for the bonus calculation:

                                          HIGH      MID-POINT       LOW
                                        -------     ---------       ---
PSI WITHOUT ADDITIONAL ACQUISITION:
Before-tax Profit/<Loss>                950,000      825,000      700,000
Bonus %                                    30.0%        15.0%         0.0%

         An additional ten (10) percent will be allocated given that an acquisition bringing at least $2,000,000 sales to the Company is completed or substantially completed by May 1, 2001. The bonus may also be raised above the 30 percent in the event that profits exceed the 30 percent bonus target set out above. The bonus will be calculated on a pro-rata basis of actual performance of Before-tax Profit to above on a sliding scale.

              b)Performance-Based Incentive Plan. Company agrees to provide Employee with an Economic Value Added (EVA) stock option incentive compensation plan, similar to the Stern Stewart and Associates EVA Incentive Plan and agreed upon by Employee.

              c)Participation in Benefit Plans. Employee shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company's employees, including but not limited to Group Life Insurance, Hospitalization, Disability, Medical, Dental, Pension, Profit Sharing, and Savings Plans. Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Notwithstanding the foregoing, Employee shall be eligible for four (4) weeks of vacation.

              d)Stock Options or Warrants to Purchase Shares. The Board of Directors will grant to Employee certain qualified stock options, incentive stock options, nonqualified stock options or Warrants to Purchase Shares. The number of such shares shall be 250,000. The exercise price of this initial allocation shall be Cdn$1.00 per share. Subsequent allocations shall be based on the "Ten (10) Day Volume Weighted Average Price as of the date of the allocation. It is understood that these will most likely be warrants recognized and exercisable under US securities laws. They will be allocated immediately but may not be exercisable until the Company de-lists from the Vancouver Stock Exchange (VSE), which is the intent of the Company. These options and/or warrants shall vest as follows:

                    i)       33.33%     February 1, 1999

                   ii)       33.33%     February 1, 2000

                  iii)       33.33%     February 1, 2001

              e)All options and/or warrants will immediately vest upon termination of this employment agreement pursuant to Section 9(e). Upon the sale of a controlling interest of the Company or any

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         change of control of the Company, one hundred percent (100%) of all options and/or warrants will vest immediately.

              f)Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses.

      4. Compensation Upon the Termination of Employee's Employment by the Company.

              a)In the event that Employee is terminated pursuant to Section 9(c) (cause), or 9(d) (resignation), then Employee shall be entitled to receive Employee's then current monthly Base Salary through the date he is terminated, but no additional compensation.

              b)In the event that Employee is terminated pursuant to Section 9(a) (disability), then Employee shall be entitled to receive Employee's then current monthly Base Salary for six (6) months after date of termination for disability.

              c)In the event Employee's employment is terminated pursuant to
         Section 9(b) (death), and in lieu of Company paid life insurance, Employee's beneficiary or a beneficiary designated by Employee in writing to the Company, or in the absence of such beneficiary, Employee's estate, shall be entitled to receive Employee's then current Base Salary for twelve (12) months after the date of death, but no additional compensation.

              d)In the event Employee is terminated by the Company pursuant to
         Section 9(e) (without cause), the Company shall pay to Employee his then current monthly Base Salary through the date his employment is terminated, and severance pay following the date of termination, plus the same employee benefits Employee received immediately prior to the termination, for the remaining period of this contract.

              e)All payments required to be made by the Company to Employee pursuant to this Section 4 shall be paid in the manner and at the times specified in Section 3(a) hereof.

      5. Confidential Information. Except as permitted or directed by the Company's Board, Employee shall not during the term of his employment under this Agreement or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential or secret knowledge or information of the Company which Employee has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by, or association with, the Company prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or nonpublic aspects of the business of the Company. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Employee will refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Employee, or which Employee possessed

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prior to his consulting or employment relationship with the Company, or which was received by Employee from a source other than the Company without contractual restriction on disclosure or use.

      6. Patent and Related Matters.

              a)Disclosure and Assignment. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, improvement, device, design, apparatus, practice, process, software or computer program, method or product, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during Employee's employment under this Agreement, or for the period in which a covenant not to compete is in effect hereunder as to Employee, whether or not during regular working hours, relating either directly or indirectly to the business, products or practices of the Company (hereinafter referred to as the "Inventions"). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are the property of the Company and hereby assigns and agrees to assign to the property of the Company any and all of Employee's right, title and interest in and to any and all of the Inventions without further payment.

              b)Future Inventions. As to any future Inventions made by Employee which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, or for the period in which a covenant not to compete is in effect hereunder as to Employee, but which are claimed for any reason to belong to an entity or person other than the Company, Employee will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty
         (20) days thereafter, shall claim ownership of such Inventions under the terms of the Agreement.

           c) Limitations of Sections 6(a) and 6(b). The provisions of Sections 6(a) and 6(b) shall not apply to any Invention meeting the following conditions (an "Excluded Invention"):

         i) such Invention was developed entirely on Employee's own time; and

                           ii) such Invention was made without the use of any
                  Company equipment, supplies, facilities or trade secret information; and

         iii) such Invention does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development; and

         iv) such Invention does not result from any work performed by Employee for the Company; and

         v) Employee informs the Company in writing within one month after commencing work on any Invention that is to be an Excluded Invention and again informs the Company in writing that such Invention has been developed within one
(1) month of the date when development of such Invention is complete.

              d)Assistance of Employee. Upon the request of the Company and without further compensation therefore, but at no expense to Employee, and whether during the term of this Agreement or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patents, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and

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         recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

              e)Records. Employee will keep complete, accurate and authentic accounts, notes, data and records of all of the Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Employee will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Employee will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

              f)Obligations, Restrictions and Limitations. Employee understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Employee agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any said invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

      7. Ventures. If, during the term of this Agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved by the Company's Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Employee as provided in this Agreement, unless agreed to in writing by the Board of Directors beforehand.

      8. Non-Competition; Solicitation of Customers and Solicitation of
Employees.

                    a) Non-Competition.

              i) Employee agrees that, during the period of his employment hereunder and for a period of six (6) months following the termination of his employment with the Company for any reason, he shall not directly or indirectly, engage in competition with the Company within any State in the United States in which the Company does business (the "Territory") in any manner or capacity (e.g., as a management consultant, principal, partner, officer, director, stockholder or management employee) in any phase of the Company's business as then being conducted.

              ii) Ownership by Employee, as a passive investment, of less than 2 1/2% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 8.

              iii) Employee further agrees that, during the term of this Agreement, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 9 if such activity were carried out by Employee, either directly or indirectly, and in particular Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

                    b)Agreement Not to Solicit Customers. Employee agrees that during his employment by the Company hereunder and for the period in which a covenant not to compete is in effect

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         hereunder as to Employee, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Employee during the year preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the eighteen (18) month period prior to the date of termination of employment.

              c)Agreement Not to Solicit Employees. Employee agrees that during his employment by the Company hereunder and for the three (3) year period following the termination of such employment for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on the behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or then serving as a sales representative of the Company.

              d)Reasonableness. The restrictions contained in this Agreement are considered by Employee to be fair and reasonable and necessary for the protection of the legitimate business interests of the Company, and it is Employee's intent that such restrictions be enforceable and enforced to their fullest extent. Employee acknowledges that Employee can earn a livelihood without violating any of the undertakings contained in this Agreement.

              e)Notice to Future Employers. For the period of six (6) months following the termination of Employee's employment with the Company, Employee shall provide a copy of this Agreement to any future or prospective employer of Employee and agrees that the Company also may do so.

              f)Voluntary Reduction of Scope. The Company shall have the right, but not the obligation, to reduce the geographical scope, duration or coverage of the foregoing covenants and provisions, in its sole discretion, either before or after any determination of their enforceability, and such covenants and provisions, as so reduced, shall be binding on the parties.

              g)Reformation. In the event that any provision in this Section 8 is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable to the fullest extent allowable. The parties hereby agree that such amendment shall be accomplished as follows:

         i) In the case of duration, the length of the covenant or provision shall be reduced in increments of one (1) month each until it is of the greatest duration as is enforceable under applicable law.

         ii) In the case of geographic scope, the geographic scope of the covenant or provision shall be reduced until it is of the greatest geographic scope as may be enforceable under applicable law, which reduction shall be effected by eliminating in the following order, one by one, the individual States within the Territory, beginning with the State in which the Company had the lowest gross sales within the prior twelve (12) months according to the Company's records, and continuing in the inverse order ranked by the Company's gross sales over the prior twelve (12) months until the geographic scope of the covenant or provision is determined to be enforceable, and then, if necessary, by eliminating in the following order, one by one, the counties in the State of California, beginning with the county furthest from Butte County and continuing in the inverse order of proximity to Butte County until such scope is enforceable.

      9. Termination Prior to Expiration of the Term.

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              a)Disability. Employee's employment shall terminate upon the
         Employee becoming totally or permanently disabled for a period of six
         (6) months. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Employee's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. A reasonable determination by the Board of Directors of the existence of a disability shall be conclusive for all purposes hereunder. In making such determination of disability, the Board of Directors may utilize such advice and consultation as the Board of Directors deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

              b) Death of Employee. Employee's employment shall terminate immediately upon the death of Employee.

              c)Termination for Cause. The Company may terminate Employee's employment at any time for "Cause" (as hereinafter defined) immediately upon written notice to Employee. Such written notice shall set forth with reasonable specificity the Company's basis for such termination. As used herein, the term "Cause" shall mean (i) conviction of any felonious crime, (ii) non compliance, in a reasonable manner and in a reasonable time period, with reasonable directives of the Board or the Chairman communicated to Employee, or (iii) serious violation of Company rules, policies, or procedures, or breach of this Agreement or any other agreement with the Company; provided that "Cause" shall exist with respect to a breach under either subsection (ii) or (iii) hereof only if Employee fails to cure such breach within ten (10) calendar days after written notice from the Company of such breach.

              d) Resignation. Employee's employment shall be terminated on the date that is two (2) months following the written submission of Employee's resignation to the Board.

              e)Termination Without Cause. The Company may terminate Employee's employment without cause upon written notice to Employee. Termination "without cause" shall mean termination of employment on any basis other than termination of Employee's employment hereunder pursuant to Sections 9(a), 9(b), 9(c) or 9(d). The restructuring or reduction of Employee's duties and responsibilities shall be deemed, at Employee's discretion, as termination without cause.

              f)Surrender of Records and Property. Upon termination of his employment with the Company, Employee shall deliver promptly to the Company all computer equipment, computer software, keys, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

      g) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees'

                                     Page 81

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written agreement enforceable by Employee to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the Assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 9.

      h) Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5, 6, 8 and 9. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

      10. Miscellaneous.

              a) Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

              b)Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

              c) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

              d) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

              e)No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

              f)Severability. If, after application of any provision of this Agreement specifying how reformation shall be accomplished, including
         Section 10(g), any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction to be wholly or partially unenforceable for any reason, such provision or portion thereof shall be considered separate from the remainder of this Agreement, which shall remain in full force and effect.

              g) Survival. Sections 4, 5, 6, 7, and 8 shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and sealed this Agreement as of the day and year set forth above.

Signed: /s/ E. Laughlin Flanagan           Signed: /s/ Gordon Ellis
            ---------------------                      -------------------------
Date:   June 14, 2000                      Date:   July 31, 2000
        Edward Laughlin Flanagan                         Gordon Ellis, Chairman
                                                         Polymer Solutions, Inc.

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